Exhibit 10.6

Sichuan Senmiao Ronglian Technology Co., Ltd.

Sichuan Senmiao Ronglian Technology Co., Ltd.

Non-Disclosure Agreement

Party A: Sichuan Senmiao Ronglian Technology Co., Ltd.

Add.: Room 1602, 16th Floor, Block 1, No. 1098, Middle Jiannan Avenue, Chengdu High-tech Industrial Development Zone, China (Sichuan) Pilot Free Trade Zone, Sichuan, PRC.

Legal Representative: Hu Xiang

Tel.: 028-85138158

Party B: Liu Haitao

ID Card No.: 510102197205175331

Add.: Room 4, 10th Floor, Unit 3, Building 12, No. 1 Huarun Road, Jinjiang District, Chengdu, Sichuan

Tel: 13881990808

Whereas,

I. Party B entered into an ☑ Employment Contract □ Service Contract with Party A on August 1, 2018, and was employed to act as [CEO];

II. During the employment, Party B may know or use Party A’s trade secrets, or may produce computer software, technical secrets or other trade secret information due to the performance of its duties;

III. Party B is fully aware that Party A’s trade secrets, including intellectual property rights and trade secrets generated from Party B’s performance of its duties, are all intangible assets of Party A. The disclosure, unauthorized use by third parties of such trade secrets or intellectual property rights may cause significant economic losses to Party A;

IV. During the employment, Party B will receive corresponding compensation from Party A, and Party B is obligated to maintain the confidentiality of Party A’s trade secrets.

After friendly negotiation, the Parties agree upon, and shall be bound by, the following terms with respect to relevant matters concerning the protection of trade secrets during the employment and after termination of Party B’s employment:

Sichuan Senmiao Ronglian Technology Co., Ltd.

Article I Contents and Scope of Trade Secrets

(I) Party A’s trade secrets include Party A’s original trade secrets and inventions, copyrights, computer software copyrights, technical secrets or other trade secrets generated from Party B’s performance of its duties.

(II) Party A’s trade secrets include, but are not limited to the following:

1. Business information: including, but not limited to, the organizational structure, development strategy, plans and operations of the Company and its customers; research report and feasibility study report; the contents of intentions, contracts, agreements between the Company and its customers or partners, articles of association and other legal documents; negotiation plans, negotiation contents, minutes of meetings and resolutions; business channels; suppliers, sales channels, customer lists, intermediary partners; product costs, transaction prices and profit rates; sales strategy and plans; base number of a bid or a tender and bidding documents.

2. Technical information: including, but not limited to, technical solutions, engineering design, circuit design, manufacturing methods, computer software, databases, research and development records, technical reports, test reports, experimental data, experimental results, drawings, samples, prototypes, models, moulds, operating manuals, technical documentation, related correspondences, etc.

3. Financial information: including, but not limited to, financial books and statements; salary, bonus, welfare distribution plans; the Company’s profits and losses; bank account number and deposits.

4. Personnel information: including, but not limited to, the Company’s personnel files, major personnel changes in the Company, personal information of key management personnel, and recruitment and layoff plans.

5. Decision information: including, but not limited to, investment plans, plans for acquisition, merger, consolidation, liquidation, bankruptcy and division; litigation and arbitration to be commenced; or litigation and arbitration under non-public hearing; corporate image design, advertising plans and activity plans.

6. Other trade secrets Party B is required to undertake the obligation of confidentiality by Party A in accordance with laws, administrative rules and regulations, agreements and relevant confidentiality rules and regulations of Party A.

Article II Ownership of Trade Secrets and Intellectual Property Rights

1. The original trade secrets of Party A are Party A’s intangible assets.

2. The Parties acknowledge that relevant intellectual property rights of the works, software, technical secrets or other trade secrets created by Party B due to the performance of its duties and the completion of tasks assigned by Party A, in the name of Party A or mainly by utilizing Party A’s material and technical conditions and business information during the employment, are owned by Party A. Party A may fully and freely use such inventions, works, software, technical secrets or other trade secrets for production, operation or transfer to third parties within its business scope. At the request of Party A, Party B shall provide all necessary information and take all necessary actions, including application, registration, etc., to assist Party A in obtaining and exercising relevant intellectual property rights.

Sichuan Senmiao Ronglian Technology Co., Ltd.

3. Party B shall not claim intellectual property rights in the inventions, works, computer software, technical secrets or other trade secrets completed by Party B in relation to Party A’s business during the employment, such intellectual property rights shall be owned by Party A.

4. Inventions, works, computer software, technical secrets or other trade secret information completed by Party B during the employment, which are irrelevant to Party A’s business, shall be promptly informed to Party A. If Party A deems that those are non-service technical achievements after verification, Party B shall own intellectual property rights of such achievements, and Party A shall not use such works for hire for production or operation, or transfer them to third parties without the express authorization of Party B.

5. If Party B has no representation in writing or has no evidence to prove that the corresponding intellectual achievements are not the works for hire, they are presumed to be the works for hire, and Party A can use such intellectual achievements for production, operation or transfer them to a third party. Party B shall not require Party A to assume any economic responsibility even if such intellectual achievements are proved to be non-service technical achievements in the future. Upon the declaration made by Party B, if Party A has objections to the ownership of such intellectual achievements, such dispute may be resolved through negotiation. If negotiation fails, such dispute may be resolved through litigation.

Article III Confidentiality during the Employment

1. During the employment, Party B must abide by all written or unwritten confidentiality rules and regulations developed by Party A, and perform the obligation of confidentiality of its position.

2. If there is no provisions or no express provisions in Party A’s confidentiality rules and regulations, Party B shall, in a prudent and honest manner, take all necessary and reasonable measures to maintain the confidentiality of any trade secret of Party A or of any third party but for which Party A undertakes the obligation of confidentiality obtained or possessed by Party B during the employment.

3. Party B undertakes that, without the consent of Party A, he/she shall not disclose, notify, publicize, release, publish, impart, transfer trade secrets of Party A or others but for which Party A undertakes the obligation of confidentiality or otherwise make any third party (including other employees of Party A are not allowed to know such trade secrets as required by the confidentiality system) to know such trade secrets, nor use such trade secrets for other purposes than the performance of its duties, unless Party B is required to do so for the performance his/her duties.

4. All documents, materials, diagrams, notes, reports, letters, faxes, tapes, disks, instruments and any other forms of carrier containing Party A’s confidential information that are held or kept by Party B due to the performance of its duties shall be owned by Party A, regardless of the commercial value of such confidential information.

5. If the carriers containing the secret information are provided by Party B, it shall be deemed that Party B agrees to transfer the ownership of such carriers to Party A. Party A shall pay Party B economic compensation equivalent to the value of such carriers when Party B returns such carriers.

6. Party B undertakes not to use any technical secrets or other confidential information of others, nor act in a way infringing the intellectual property rights of others during the performance of its duties for Party A. In the event of any infringement prosecution against Party A initiated by any third party due to Party B’s violation of the above-mentioned undertaking, Party B shall bear all the expenses incurred by Party A due to the response to such lawsuit; if Party A compensated for such infringement therefore, Party B shall indemnify Party A. Party A is entitled to deduct the above-mentioned legal fees for response to such lawsuit and infringement compensation from the salaries of Party B.

Sichuan Senmiao Ronglian Technology Co., Ltd.

7. Party B undertakes that, during the employment, he/she will not hold any position, including shareholder, partner, director, supervisor, manager, employee, agent, consultant, etc., in other enterprises, institutions or social groups that produce or provide products or services similar to those of Party A without prior consent of Party A.

Article IV Confidentiality during the Handling of Employment Termination Procedures

Party B shall return all properties belonging to Party A when he/she leaves the Company or at the request of Party A, including all the carriers containing Party A’s confidential information. However, when such carriers are provided by Party B, and the confidential information can be removed from such carriers, Party A is entitled to reproduce such information to other carriers owned by Party A, and remove such confidential information from the original carriers without the delivery of such carriers by Party B to Party A.

Article V Confidentiality after Employment Termination

1. The Parties agree that, after termination of Party B’s employment, Party B shall still maintain the confidentiality of the trade secrets of Party A or of any third party but for which Party A undertakes the obligation of confidentiality accessed or known by Party B during the employment, as done during the employment, and Party B shall not use such confidential information without authorization, regardless of the reason of termination of Party B’s employment.

2. After termination of Party B’s employment, Party B shall undertake the obligation of confidentiality until Party A announces that the confidential information has been unfrozen or made public. Party B acknowledges that, Party A has considered the confidentiality obligations required to be undertaken by Party B after termination of Party B’s employment when determine Party B’s salary. Therefore, Party A is not required to pay additional confidentiality fee when Party B leaves the Company.

3. Party B understands and agrees that 70% of the salary paid by Party A to Party B is the base salary and other components of salary, and 30% is the fee paid for the performance of confidentiality obligations by Party B. Except for the aforementioned confidentiality fee, Party B shall not require Party A to pay any other expenses and fees.

Article VI Liabilities for Breach of Contract

1. If Party B is in violation of any provision of this Agreement, Party B shall pay Party A the liquidated damages. The liquidated damages shall be calculated and paid by two times of the average annual income of Party B during the employment prior to its violation. If the aforementioned liquidated damages are insufficient to compensate for the losses incurred to Party A thereby, Party B shall compensate for Party A by 130% of its actual losses. Regardless of whether the liquidated damages are paid or not, Party A is entitled to immediately terminate the employment relationship with Party B.

2. For any dispute arising from this Agreement, if it cannot be resolved through negotiation, either party has the right to file a lawsuit in Party A’s local people’s court.

Article VII Supplementary Provisions

1. The above provisions shall not affect Party A’s right to apply to competent department of intellectual property rights for imposing administrative sanctions against any infringement.

2. Any modification to this Agreement must be made in written form agreed by the Parties.

3. This Agreement is made in duplicate, with each party holding one copy, which have the equal effect.

4. This Agreement becomes effective upon the signing by Party B and sealing by Party A.

Sichuan Senmiao Ronglian Technology Co., Ltd.

(The remainder of this page is intentionally left blank, and signature page of Sichuan Senmiao Ronglian Technology Co., Ltd. Non-Disclosure Agreement follows)

Party A (Seal): Sichuan Senmiao Ronglian Technology	Party B (Signature):
Co., Ltd. 5101099970692
[Company Seal Affixed Here]	/s/ Liu Haitao
Liu Haitao

Date: ___________	Date: August 1, 2018